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                         August 23, 2021

       JoeBen Bevirt
       Chief Executive Officer
       Joby Aviation, Inc.
       2155 Delaware Avenue, Suite #255
       Santa Cruz, CA 95060

                                                        Re: Joby Aviation, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 17,
2021
                                                            File No. 333-258868

       Dear Mr. Bevirt:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jay
Mumford at 202-551-3637 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing